NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

	Grandview, Missouri (December 5, 2008) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2008, of $1,011,000 or $0.13 per share. This compares to net income of $3,610,000 or $0.46 per share for the quarter ended June 30, 2008, and compares to net income of $3,190,000 or $0.40 per share for the quarter ended September 30, 2007.

     Net income for the twelve months ended September 30, 2008, was $9,296,000 or $1.18 per share, compared to net income of $15,319,000 or $1.89 per share for the twelve months ended September 30, 2007.

     The Company recorded a provision for loan losses of $3.2 million during the quarter ended September 30, 2008. This compares to a provision for loan losses of $1.6 million and $700,000 for the quarters ended June 30, 2008, and September 30, 2007, respectively. The total provision for losses was $8.2 million for the fiscal year ended September 30, 2008 ($6.2 million in loan loss provision and $2.0 million in provision for loss on real estate owned), compared to a total of $2.2 million for the fiscal year ended September 30, 2007 ($1.6 million in loan loss provision and $600,000 in provision for loss on real estate owned). Management believes that this provision will provide for a level of loan loss reserve that will adequately allow for any estimated credit losses within the Bank's loan portfolios.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/08      6/30/08      9/30/07      9/30/08      9/30/07
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   10,016        9,858       10,243       39,015       41,679
Provision for loan losses                   3,200        1,600          700        6,200        1,634
Non-interest income                         3,957        6,772        4,434       18,407       21,198
Non-interest expense                        9,128        9,908        8,790       36,819       36,329
Income tax expense                            634        1,512        1,997        5,107        9,595
                                           -------      -------      -------      -------      ------
   Net income                          $    1,011        3,610        3,190        9,296       15,319
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,516,761    1,571,172    1,506,483    1,516,761   1,506,483
Total loans and mortgage-backed
  and related securities, net            1,404,544    1,450,957    1,397,431    1,404,544   1,397,431
Customer and brokered deposit accounts     769,379      831,534      855,536      769,379     855,536
Stockholders' equity                       152,412      152,771      149,392      152,412     149,392


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     19.37        19.42        18.99        19.37       18.99
Earnings per share                            0.13         0.46         0.40         1.18        1.89
Cash dividends paid per share                0.225        0.225        0.225         0.90        0.90


Return on assets (annualized net income
  divided by total average assets)           0.26%        0.93%        0.84%        0.61%       1.01%

Return on equity (annualized net income
  divided by average stockholders' equity)   2.65%        9.50%        8.55%        6.16%      10.01%


Weighted average shares outstanding      7,867,614    7,867,614    7,896,851    7,867,614   8,100,904

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